EXHIBIT 99.1

VirtualScopics Q2/2009 Earnings Call
Thursday, August 13, 2009 – 11 am (EDT)

Conference Call Operator will introduce Tim Ryan who will discuss the duration of the call, the format – she will also introduce management.

Tim:
Good morning everyone, thank you for joining us on our 2nd Quarter 2009 investor call at VirtualScopics.  My name is Tim Ryan, I am with the Shoreham Group,   We are pleased that you are taking the opportunity to learn more about VirtualScopics and are looking forward to updating you on our progress.
This call contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this presentation, statements that are not statements of current or historical fact may be deemed to be forward-looking statements.  Without limiting the foregoing, the words “plan”, “intend”, “may,” “will,” “expect,” “believe”, “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Listeners are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as required by law, the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are urged to examine these and other risks and uncertainties detailed in VirtualScopics’ periodic public filings on file with the Securities and Exchange Commission.

This call will run for approximately 30 minutes.  We will begin with management introductions, followed by a brief Company overview.  We will follow our prepared statements with a Q&A session.  I will now turn this call over to VirtualScopics’ President & CEO – Jeff Markin

JEFF:
Jeff: Thanks Tim. Good Morning. With me today is Molly Henderson, our Chief Business and Financial Officer.

In our 2nd quarter release we highlighted the fact that while our financial accomplishments, which in and of themselves were numerous,  they signal a far greater transformation of the company from a consumer of cash to a generator of cash capable of delivering operating profits.  In fact we delivered upon both cash generation and Adjusted EBITDA earnings in the quarter.

It is this transformation that will form the basis of my prepared remarks followed by a detailed year to date financial review along with an update on personalized medicine that Molly will lead.

What gives us the confidence that we can talk in terms of a transformation of the company is the broad based nature of the financial growth that we have delivered along with the strong foundation that this growth is built upon.

From a revenue perspective we delivered our 6th straight quarter of sales growth, which for the quarter came in at an increase of 47% versus the 2nd quarter of last year.

While this growth is impressive it comes on top of a strong foundation of:

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A $31M project backlog that we last reported in April, which is approximately 3-3.5 times our full year 2009 revenue guidance and a greater than 100% increase over the similar period of 2009.    This large and growing project backlog gives us confidence in projecting increasing revenue in future quarters.

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Another aspect of this “revenue” foundation is the type and breadth of the larger studies we have underway.  We have talked in the past about how important it is for us to be awarded PIII studies as they are typically much larger and more prominent in nature.  We currently have 8 phase III studies underway with one additional phase III study due to start later this year.  Even more impressive from a foundational perspective is that these studies span multiple clients and therapeutic areas.

So in summary, we are reporting significant growth in the quarter, which marks six quarters in a row of increasing sales, along with a strong and growing backlog, with an underpinning of much larger more prominent projects all of which yield a very strong foundation for us to grow from in the future.

As we move to operations we believe the story is equally impressive from a transformational perspective.  During the quarter we delivered a gross profit margin of 55%, a 34% increase over the gross profit margin delivered in the 2nd quarter of 2008.  Like our revenue performance this is the 6th straight quarter of increasing gross profit margins which demonstrates more than any other measure our ability to translate higher revenues into even greater gross profits as evidenced by the 96% increase in gross profit delivered in the quarter vs. the 2nd quarter of last year.

The foundation for these successive increases in gross profit margin is the maturing of our technology and implementation of lean six sigma principals which not only directly impact our efficiencies but also our ability to meet our customers increasing expectations for on time high quality delivery of services.

During the quarter we initiated a pilot program whereby we began to deliver a set of detailed reports to one of our largest customers that outlines our performance on a series of metrics from setting up sites rapidly so that studies can get started quicker, to the time it takes us to quickly perform the analysis of the image data as it arrives at our facility, and is ultimately delivered to our clients so that they can act on the information it provides very quickly.  These reports provide a level of transparency to the sponsor that allows them to judge very quickly how we are performing within each study and across all of their projects.  During a recent meeting with this company they told us that we are far ahead of others in the level of transparency we are providing and ultimately in the performance these metrics represent.  While this level of transparency can be viewed as challenging we view it as an opportunity to further demonstrate our ability to run very efficient studies for our customers.  We plan to expand these reports to all clients in the coming months.

So a string of 6 successive quarters of growing gross profit margin, a near doubling of gross margin when compared to the 2nd quarter of 2009, on top of a lean six sigma foundation driving continuous improvement in operational capability and a willingness to provide a level of transparency with our clients we believe demonstrates a very strong operational foundation going forward.

Below the gross margin line we have demonstrated very good cost control in R&D, Sales and Marketing, and G&A, excluding non-cash stock compensation expense. These operating expenses have grown by less than 3% over the last 4 quarters.  During this time we believe the investments in this area have been sufficient to fuel the growth of the company while demonstrating good cost management.  In fact we had one healthcare analyst comment that he has seen very few companies that have exhibited the successive growth in revenue we have achieved and were able to control these below the gross margin line costs better than we have.

This combination of growing revenue, with increasing levels of efficiency, and good cost control are what led to the achievement of the company’s first quarterly operating profit.  This is a very significant milestone for the company and one that would not have been achievable without the strong foundation that is in place across the company.

These financial results and the underlying fundamentals that have delivered those results has been the primary focus of my prepared remarks.  Before I turn things over to Molly I would like to talk briefly about some exciting plans for further enhancements that we will implement in the 2nd half of the year.

1.
The first of these is a new analysis software platform in our core lab which should increase our efficiency first in Oncology and ultimately across the entire portfolio. This is a key building block for the scalability of our core lab and is currently being utilized in a couple of small studies with very good results.

2.
The second includes a fundamental change in the way our database deals with study data allowing us to deliver information to our clients to their specification much more quickly and efficiently which will enable us to offer real time secure data access to our clients through a customer portal.  Early feedback from clients has been very positive as it would enable their teams and ours to be much more efficient.

We are very excited about the potential of these two initiatives and look forward to updating you on our progress in future calls.

Now let me turn it over to Molly.

MOLLY:
Thanks Jeff.

My comments today will focus on the results for the second quarter ended June 30, 2009 including further insight into our financial performance for the first half of 2009. I will also discuss our approach with the financial markets and recent stock activity as well as an update on our assessment of the personalized medicine market. I will conclude with our outlook for the remainder of the year.

Starting with our second quarter of 2009 statement of operations. Revenues for the quarter ended June 30, 2009 were over $2.5 million compared to $1.7 million for the same period in 2008, representing a 47% increase.  The increase is largely attributable to the greater number of projects we have under management as well as the higher average contract sizes as compared to prior year. The average size of our contracts has grown by 60% over the past  year. As a result, our current average contract size is $400,000 compared to an average contract size of $250,000 at the same point last year. During the second quarter of 2009, we provided services for 82 different projects, this compares to 64 in the second quarter of 2008. 59% of our revenues were generated by projects in Phase II and Phase III clinical trials, compared to 44% for the same period last year. The later stage studies (meaning Phase II and Phase III) typically have higher average contract sizes due to the larger amount of patients enrolled in the studies, translating to an increase in the amount of sites trained and qualified and images analyzed. As Jeff mentioned in his comments, we have built scalable processes to effectively and efficiently handle an increasing amount of this demand. As a result, we have significant economies of scale within our current operations, as demonstrated by our 55% gross margin in the first quarter of this year.

Our gross profit for the three months ended June 30, 2009 increased 96% to $1.4 million compared to $700,000 for the quarter ended June 30, 2008. Our gross margin improved 34%, to 55% for the quarter ended June 30, 2009, over the comparable quarter in 2008. During the second quarter, a large portion of our revenues were generated from site initiation work on Phase III studies. We typically experience higher margins on the start-up activities associated with a new study and slightly lower margins on the analysis throughout the remainder of the study. Thereby driving the 55% gross margin in the second quarter of this year.

Research & development costs increased 21%, or $45,000, to $258,000 for the quarter ended June 30, 2009 compared to the same period in 2008. The increase was mostly attributable to relocation costs for one of our scientists. The remainder of our research and development efforts for 2009 will remain centered around product enhancements in disease areas such as oncology, cardiology and musculoskeletal diseases, as well as the creation of operational efficiencies within our current software platform and reporting enhancements we believe will have a positive impact on our customers. We will continue to invest in areas we believe will have a competitive advantage and leverage the strong software infrastructure we currently have in place.

Sales & marketing costs decreased 7%, or $27,000, to $357,000 for the quarter ended June 30, 2009. The decrease was attributable to costs incurred in early 2008 for the rebranding of our services. As anticipated, those costs were non-recurring in 2009.  Earlier this year, we hired a marketing manager to capitalize on the market information we obtained last year and assist us in the broader dissemination of the value proposition of our services within the pharmaceutical industry. As a result, we now have a more targeted approach with a relevant message to attract new customer and expanding our reach within our current customer base.

General and administrative costs increased 2%, or $10,000, in the second quarter of 2009 when compared to 2008 due to the costs necessary to comply with Section 404 of the Sarbanes Oxley Act, offset by lower legal costs. We do anticipate higher general and administrative costs in 2009 as we develop our compliance with Section 404 and engage consultants related to our assessment of the personalized medicine market.

Impacting our statement of operations this year is a new accounting pronouncement at the beginning of 2009 without requiring retrospective adjustment for prior years. This new pronouncement requires that certain warrants, that are not indexed to the company’s stock, receive derivative accounting treatment. This new guidance has resulted in us marking to market the fair value changes of these warrants. As a result, a loss on derivative instruments line has been added to our statement of operations and each quarter we will reflect the fair value change of those warrants. This adjustment has no cash impact and is the accounting governing bodies’ way of addressing previous financing arrangements which they believe contain embedded derivative securities. As a result of this new accounting standard and the varying nature of the stock compensation expense, we began reporting Adjusted EBITDA this quarter. We define Adjusted EBITDA as earnings, or loss, before interest, taxes (if any), depreciation and amortization, and excludes the impact of stock compensation expense of stock options and the mark to market adjustment of warrants I referred to. We believe that Adjusted EBITDA will provide more clarity into our true operating income. Adjusted EBITDA largely excludes non-cash items thereby giving our readers better vision into the amount of cash generated from our operations. During the second quarter of 2009, we generated $181,000 in Adjusted EBITDA, compared to an Adjusted EBITDA loss of $467,000 during the comparable period in 2008, an improvement of $648,000 on an increase in revenues of just over $800,000, thereby, demonstrating the strength of our business model and the solid return we achieve on new business. We’ve commented previously, and further demonstrated this quarter, that we have a core operational infrastructure in place and with growing revenues we would capitalize on the investment and show strong economies of scale. On a year to date basis, the comparable amount of Adjusted EBITDA is earnings of $221,000 during 2009 compared to a loss of $900,000 in 2008. This significant reduction of over $1.1 million, in just 12 months time, is directly related to our strong revenue growth coupled with good cost controls and is further evidence of our value within the drug and device development industry coincided with our mission to provide critical information sooner enabling them to expedite their studies.

Before turning to the financial markets and our outlook for the remainder of the year I will give an update relative to the personalized medicine, or diagnostics, market.

As we stated at the end of May, we believe there is opportunity for our software applications in the personalized medicine field and as a result spent the early part of 2009 assessing these opportunities. We have engaged regulatory consultants to assist us with the regulatory requirements surrounding our decision support software application which we believe has significant benefits to cancer patients undergoing anti-angiogenic therapies. We anticipate that these consultants will provide us with a greater understanding of the regulatory hurdles and requisite amount of data in order to gain FDA approval to use this software for its intended use.  This is a crucial first step and we want to ensure it is done most effectively and efficiently. We are still early in the understanding of the best regulatory approach for this application and as we stated at the end of May, we believe by the end of the year we will have a better sense on the regulatory aspects and related strategy.

Turning to the financial markets, over the past three months our stock price has risen over 145%. Additionally, the average volume has increased over 170% over the past six months compared to the last six months of 2008. We have continued our investor and new investor outreach in order to get the story out to the street on our company and our significant accomplishments. We will continue the outreach to the investing community and I will be presenting at two investor conferences, one on the east coast and one on the west coast this fall. Historically, these conferences and meetings are well received and I believe this outreach, along with our solid financial performance, is what has increased the level of interest in VirtualScopics’ stock.

At the start of this year we provided guidance relating to our anticipated revenues and gross margin. The revenue guidance we provided was $9 to $10 million, which represented approximately a 25%-40% top line growth. As we stand today, I believe we will achieve the upper end of our guidance, now ranging from $9.5 million to $10 million. We anticipate our gross margin to approximate 51-53% for the full year due to the project mix we are anticipating, which is higher then the 50% we had targeted at the beginning of the year largely due to the higher revenues.

Overall, we are extremely pleased with financial results so far in 2009 and the significant progress we’ve made in achieving Adjusted EBITDA profitability and conserving our cash. For the remainder of 2009, we will continue to invest in areas that will yield a solid economic return and in support of servicing a greater number of projects in order to not jeopardize the favorable service reputation we have in the industry, we will also further our early investment in determining our strategy relative to the personalized medicine market. With these additional investments, we still believe with revenues in our target range we will continue to report positive Adjusted EBITDA for the remainder of the year.

I will now turn it back to Jeff for final comments

Jeff:
Thank-you Molly.  As I hope you can see Molly and I are very pleased with the results we delivered in the Second quarter and half year which shows significant growth in Revenue and Gross Margin leading to cash generation and profitability on an Adjusted EBITDA basis.

Jeff:
We would now like to open the Q&A session.

Jeff:
Given that there are no additional questions we would like to close today’s call.    With a very successful first half of 2009 behind us we are now focused on delivering what we expect to be a very successful 2nd half of the year.  We are committed to our revised full year guidance which is at the higher end of the full year guidance we outlined in February and look forward to updating you on our progress as the year progresses  We appreciate everyone taking the time to participate in this call and wish you a good rest of day.

Goodbye